Philip M. Hanley        Bryan A. Binyon
                              Sr. VP & CFO            Treasurer
                              812-468-5420            812-468-5195


                    AMERICAN GENERAL FINANCE CORPORATION TO
                      INCREASE ALLOWANCE FOR LOAN LOSSES

      Evansville, IN, January 10, 1996 - American General Finance Corporation today announced that it will report an increase in the allowance for losses on finance receivables of $216 million in the fourth quarter of 1995. This action will result in a fourth quarter after-tax charge of approximately $140 million to AGF earnings.

      This increase was determined by extensive internal analysis, together with credit loss development projections supplied by Fair, Isaac and Co., Inc., a nationally recognized credit consulting firm, and the supporting opinion of Ernst & Young LLP, the company s independent auditors. At year-end 1995, the allowance for finance receivable losses will be approximately $482 million, or 5.9% of receivables, compared to $226 million, or 2.9% of receivables at year-end 1994. The increased allowance represents the company s best estimate of the net credit losses on outstanding finance receivables.

      The comprehensive analysis of the finance receivable portfolio and the corresponding increase in the allowance during the fourth quarter was in response to the unexpected rise in delinquencies beginning in the third quarter of 1995. At year-end 1995, 60-day+ delinquencies are estimated to be 4.1% of receivables, compared to 3.8% at September 30, 1995, 3.0% at June 30, 1995, and 2.9% at December 31, 1994.

      American General Finance recognizes that its strength is in its traditional branch office network. Non-branch initiatives of the last few years have generated high receivables growth. These initiatives, however, were followed by an unacceptable rise in delinquencies. The non-branch initiatives have been analyzed and the underperforming programs have been restructured or discontinued. Management believes the increase in the allowance and the other actions taken address the overall credit quality issue and position the company to return to the levels of earnings achieved over the last few years.

      To support the increased allowance and reflect its commitment to American General Finance as one of its core businesses, American General Corporation contributed $80 million of internally generated capital to American General Finance in December 1995. This contribution was to enable American General Finance Corporation to maintain leverage below its target level of 6.5 to 1 debt to tangible net worth.

      The company expects to report fourth quarter and preliminary year-end 1995 results on Monday, January 29, 1996.

      American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.5 billion and operates
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over 1,370 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands.
Products and services are provided to more than 3 million low-to-middle income American families. The company offers consumer and home equity loans, retail sales financing, credit cards, and credit related insurance.
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